EXHIBIT 99.1

Worthington Reports Third Quarter Fiscal 2017 Results

COLUMBUS, Ohio, March 29, 2017 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) today reported net sales of $703.4 million and net earnings of $35.9 million, or $0.55 per diluted share, for its fiscal 2017 third quarter ended February 28, 2017. For the third quarter of fiscal 2016, the Company reported net sales of $647.1 million and net earnings of $29.8 million, or $0.47 per diluted share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	3Q 2017	2Q 2017	3Q 2016	9M 2017	9M 2016
Net sales	$703.4	$727.8	$647.1	$2,168.8	$2,105.0
Operating income	34.3	43.0	25.1	142.3	68.0
Equity income	22.7	27.1	25.0	84.4	80.8
Net earnings	35.9	46.6	29.8	148.0	85.2
Earnings per diluted share	$0.55	$0.72	$0.47	$2.29	$1.31

“We had a very good third quarter performance with Steel Processing contributing near record earnings and overall, we produced year-over-year growth, which remains our focus,” Chairman and CEO John McConnell said.  “Sales growth, higher steel pricing and higher tolling volume helped drive Steel Processing results. In Pressure Cylinders, demand improved for our helium and camping cylinders, while oil & gas markets remained soft, however, volumes have stabilized and certain markets are showing some increased demand.”  McConnell added, “The Company’s joint ventures also contributed steady earnings.”

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2017 were $703.4 million, up 9% from the comparable quarter in the prior year, when net sales were $647.1 million. The increase was the result of higher average direct selling prices in Steel Processing and higher tolling volume due to the consolidation of the Worthington Specialty Processing (WSP) joint venture effective March 1, 2016.

Gross margin increased $15.1 million from the prior year quarter to $111.0 million on a favorable pricing spread in Steel Processing, which benefited from lower inventory holding losses and improvements in the consumer products business within Pressure Cylinders.

Operating income for the current quarter was $34.3 million, an increase of $9.2 million from the prior year quarter, as the improvement in gross margin was partially offset by higher SG&A expense, up $5.1 million from the prior year quarter on higher profit sharing and bonus expense and the consolidation of WSP.

Interest expense was $7.7 million for the current quarter, compared to $7.9 million in the prior year quarter.  The decrease was due to lower short-term borrowings.

Equity income from unconsolidated joint ventures decreased $2.3 million from the prior year quarter to $22.7 million, as lower contributions from ArtiFlex and Serviacero more than offset improvements at ClarkDietrich.  The Company received cash distributions of $21.4 million from unconsolidated joint ventures during the quarter, a cash conversion rate of 94% on equity income.

Income tax expense was $11.1 million in the current quarter compared to $11.3 million in the prior year quarter.  The decrease was due to favorable discrete items recorded in the current quarter, which more than offset the impact of higher earnings.  Tax expense in the current quarter reflects an estimated annual effective rate of 27.2% compared to the estimated annual rate of 29.6% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $577.0 million, down $0.4 million from November 30, 2016, due to lower short-term borrowings.  The Company had $227.3 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales of $478.2 million were up 14%, or $59.1 million, from the comparable prior year quarter on higher average direct selling prices and higher tolling volume due to the consolidation of WSP.  Operating income of $26.0 million was $4.7 million higher than the prior year quarter due to a favorable pricing spread, including a benefit from lower inventory holding losses, and contributions from WSP, partially offset by an increase in allocated corporate costs and higher manufacturing expenses.  The mix of direct versus toll tons processed was 52% to 48% in the current quarter, compared to 60% to 40% in the prior year quarter.  The change in mix was primarily the result of the consolidation of WSP effective March 1, 2016.

Pressure Cylinders’ net sales of $198.4 million were down 1%, or $2.3 million, from the comparable prior year quarter on declines in the industrial products and oil & gas equipment businesses, partially offset by improvements in consumer products.  Operating income of $10.1 million was $1.1 million higher than the prior year quarter driven by higher profitability in the consumer products business, partially offset by higher restructuring charges.

Engineered Cabs’ net sales of $23.5 million were down $2.0 million, or 8%, from the prior year quarter due to declines in market demand.  The operating loss of $2.0 million was $2.1 million less than the prior year quarter driven by higher gross margin and lower SG&A expense.  A favorable pricing spread combined with lower manufacturing costs drove the margin improvements.

The “Other” category includes the energy innovations business, as well as non-allocated corporate expenses.  Net sales in the “Other” category were $3.3 million, an increase of $1.5 million over the prior year quarter on higher volume in the energy innovations business.  The operating income of $0.2 million for the quarter was driven by improvements in the energy innovations business, partially offset by an increase in non-allocated corporate expenses.

Recent Business Developments

  On March 29, 2017, the Board of Directors declared a quarterly dividend of $0.20 per share payable on June 29, 2017 to shareholders of record on June 15, 2017.

Outlook

“There is great energy around our Lean Transformation efforts as we accelerate the deployment of more teams, expanding our abilities, moving more quickly and reaching deeper in our Company,” McConnell said.  “We believe the economy continues to strengthen though unevenly, with certain markets not as robust as others.  After a record first and second quarter and a strong third, we anticipate finishing our fiscal year well.”

Conference Call

Worthington will review fiscal 2017 third quarter results during its quarterly conference call on March 30, 2017, at 10:30 a.m., Eastern Daylight Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2016 fiscal year sales of $2.8 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 10,000 people and operates 80 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; the ability to correct performance issues at operations; future or expected growth, forward momentum, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for us or our markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation efforts; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential, capacity, and working capital needs; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for increasing volatility or improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including an economic downturn; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States, which may increase our healthcare and other costs and negatively impact our operations and financial results; cyber security risks; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Net sales	$703,436	$647,080	$2,168,765	$2,105,043
Cost of goods sold	592,446	551,157	1,787,690	1,786,925
Gross margin	110,990	95,923	381,075	318,118
Selling, general and administrative expense	75,276	70,149	232,819	218,822
Impairment of long-lived assets	-	-	-	25,962
Restructuring and other expense	1,394	702	5,994	5,294
Operating income	34,320	25,072	142,262	68,040
Other income (expense):
Miscellaneous income, net	749	3,305	2,484	3,723
Interest expense	(7,674)	(7,886)	(23,202)	(23,539)
Equity in net income of unconsolidated affiliates	22,697	24,994	84,365	80,822
Earnings before income taxes	50,092	45,485	205,909	129,046
Income tax expense	11,141	11,342	48,555	34,157
Net earnings	38,951	34,143	157,354	94,889
Net earnings attributable to noncontrolling interests	3,062	4,296	9,333	9,698
Net earnings attributable to controlling interest	$35,889	$29,847	$148,021	$85,191

Basic
Average common shares outstanding	62,750	61,747	62,325	62,810
Earnings per share attributable to controlling interest	$0.57	$0.48	$2.37	$1.36

Diluted
Average common shares outstanding	64,977	63,871	64,758	64,923
Earnings per share attributable to controlling interest	$0.55	$0.47	$2.29	$1.31

Common shares outstanding at end of period	62,776	61,285	62,776	61,285

Cash dividends declared per share	$0.20	$0.19	$0.60	$0.57

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$227,281	$84,188
Receivables, less allowances of $3,134 and $4,579 at February 28, 2017
and May 31, 2016, respectively	466,689	439,688
Inventories:
Raw materials	164,295	162,427
Work in process	98,683	86,892
Finished products	77,226	70,016
Total inventories	340,204	319,335
Income taxes receivable	15,554	10,535
Assets held for sale	13,617	10,079
Prepaid expenses and other current assets	53,596	51,290
Total current assets	1,116,941	915,115
Investments in unconsolidated affiliates	205,008	191,826
Goodwill	244,941	246,067
Other intangible assets, net of accumulated amortization of $59,577 and
$49,532 at February 28, 2017 and May 31, 2016, respectively	85,289	96,164
Other assets	24,976	29,254
Property, plant and equipment:
Land	16,543	18,537
Buildings and improvements	257,190	256,973
Machinery and equipment	1,001,232	945,951
Construction in progress	26,403	48,156
Total property, plant and equipment	1,301,368	1,269,617
Less: accumulated depreciation	731,348	686,779
Total property, plant and equipment, net	570,020	582,838
Total assets	$2,247,175	$2,061,264

Liabilities and equity
Current liabilities:
Accounts payable	$351,998	$290,432
Short-term borrowings	167	2,651
Accrued compensation, contributions to employee benefit plans and
related taxes	75,618	75,105
Dividends payable	13,557	13,471
Other accrued items	45,054	45,056
Income taxes payable	2,508	2,501
Current maturities of long-term debt	878	862
Total current liabilities	489,780	430,078
Other liabilities	64,441	63,487
Distributions in excess of investment in unconsolidated affiliate	67,722	52,983
Long-term debt	576,002	577,491
Deferred income taxes, net	27,183	17,379
Total liabilities	1,225,128	1,141,418
Shareholders' equity - controlling interest	898,468	793,371
Noncontrolling interests	123,579	126,475
Total equity	1,022,047	919,846
Total liabilities and equity	$2,247,175	$2,061,264

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Operating activities:
Net earnings	$38,951	$34,143	$157,354	$94,889
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,677	20,761	65,154	62,748
Impairment of long-lived assets	-	-	-	25,962
Provision for (benefit from) deferred income taxes	7,609	9,322	9,946	(6,069)
Bad debt (income) expense	(41)	187	110	195
Equity in net income of unconsolidated affiliates, net of distributions	(1,256)	(622)	(182)	(16,524)
Net (gain) loss on sale of assets	1,875	(3,385)	3,358	(7,633)
Stock-based compensation	4,304	3,627	11,264	11,284
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(44,719)	10,688	(34,920)	76,791
Inventories	(2,346)	37,211	(20,869)	61,032
Prepaid expenses and other current assets	(13,379)	(19,309)	(7,954)	9,324
Other assets	(423)	(1,216)	1,987	(4,019)
Accounts payable and accrued expenses	89,736	13,756	66,849	(17,464)
Other liabilities	718	1,052	2,813	5,352
Net cash provided by operating activities	102,706	106,215	254,910	295,868

Investing activities:
Investment in property, plant and equipment	(21,128)	(14,973)	(52,174)	(75,465)
Acquisitions, net of cash acquired	-	(31,256)	-	(34,206)
Investments in unconsolidated affiliates	-	(3,683)	-	(5,596)
Proceeds from sale of assets	2	431	958	9,887
Net cash used by investing activities	(21,126)	(49,481)	(51,216)	(105,380)

Financing activities:
Net repayments of short-term borrowings	(330)	(16,716)	(2,484)	(57,728)
Proceeds from long-term debt	-	-	-	921
Principal payments on long-term debt	(218)	(216)	(655)	(644)
Proceeds from issuance of common shares, net of tax withholdings	(12,197)	2,747	(9,225)	5,811
Payments to noncontrolling interests	(3,360)	(4,206)	(10,141)	(9,106)
Repurchase of common shares	-	(28,352)	-	(99,848)
Dividends paid	(13,374)	(11,913)	(38,096)	(35,529)
Net cash used by financing activities	(29,479)	(58,656)	(60,601)	(196,123)

Increase (decrease) in cash and cash equivalents	52,101	(1,922)	143,093	(5,635)
Cash and cash equivalents at beginning of period	175,180	27,354	84,188	31,067
Cash and cash equivalents at end of period	$227,281	$25,432	$227,281	$25,432

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Volume:
Steel Processing (tons)	943,821	800,567	2,995,466	2,495,151
Pressure Cylinders (units)	17,842,457	17,056,706	53,067,142	52,987,098

Net sales:
Steel Processing	$478,174	$419,026	$1,492,654	$1,377,638
Pressure Cylinders	198,433	200,721	598,303	626,288
Engineered Cabs	23,547	25,553	71,591	92,869
Other	3,282	1,780	6,217	8,248
Total net sales	$703,436	$647,080	$2,168,765	$2,105,043

Material cost:
Steel Processing	$324,282	$284,402	$975,985	$955,154
Pressure Cylinders	83,826	84,868	243,056	269,430
Engineered Cabs	10,769	12,329	32,189	43,747

Selling, general and administrative expense:
Steel Processing	$34,422	$30,018	$107,110	$95,858
Pressure Cylinders	35,185	35,389	107,705	106,178
Engineered Cabs	3,582	4,049	11,202	14,257
Other	2,087	693	6,802	2,529
Total selling, general and administrative expense	$75,276	$70,149	$232,819	$218,822

Operating income (loss):
Steel Processing	$26,026	$21,294	$116,256	$71,574
Pressure Cylinders	10,071	8,969	35,480	15,479
Engineered Cabs	(2,001)	(4,053)	(7,225)	(17,634)
Other	224	(1,138)	(2,249)	(1,379)
Total operating income	$34,320	$25,072	$142,262	$68,040

Equity income (loss) by unconsolidated affiliate:
WAVE	$18,412	$18,678	$57,878	$59,838
ClarkDietrich	2,753	1,265	15,682	10,289
Serviacero	481	1,673	4,472	2,854
ArtiFlex	1,068	2,995	6,095	7,153
WSP	-	191	-	1,665
Other	(17)	192	238	(977)
Total equity income	$22,697	$24,994	$84,365	$80,822

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Volume (units):
Consumer products	10,818,423	10,478,006	33,291,082	32,979,643
Industrial products	6,923,044	6,481,937	19,403,628	19,709,251
Alternative fuels	100,509	96,123	370,761	295,200
Oil & gas equipment	481	640	1,671	3,004
Total Pressure Cylinders	17,842,457	17,056,706	53,067,142	52,987,098

Net sales:
Consumer products	$54,302	$51,103	$170,363	$155,545
Industrial products	105,809	110,144	305,037	324,572
Alternative fuels	22,971	22,298	81,903	71,070
Oil & gas equipment	15,351	17,176	41,000	75,101
Total Pressure Cylinders	$198,433	$200,721	$598,303	$626,288

The following provides detail of impairment of long-lived assets and restructuring and other expense included in operating income (loss) by segment.

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Impairment of long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	22,962
Engineered Cabs	-	-	-	3,000
Other	-	-	-	-
Total impairment of long-lived assets	$-	$-	$-	$25,962

Restructuring and other expense (income):
Steel Processing	$212	$1,068	$1,496	$3,788
Pressure Cylinders	1,056	(1,031)	3,165	(316)
Engineered Cabs	169	416	1,379	3,059
Other	(43)	249	(46)	(1,237)
Total restructuring and other expense	$1,394	$702	$5,994	$5,294

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com